As filed with the Securities and Exchange Commission, July 17, 2002
                                                              File No. 333-57946


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ORGANIC SOILS.COM, INC.
             (Exact name of registrant as specified in its charter)

               Nevada                                  88-0448626
   (State or Other Jurisdiction of                    (IRS Employer
   Incorporation or Organization)                 Identification No.)

                         300 East 54th Avenue, Suite 200
                             Anchorage, Alaska 99518
                             Telephone: 907-770-3709
        (Address and telephone number of registrant's principal offices)

                             Ray L. Smith, President
                             Organic Soils.com, Inc.
                         300 East 54th Avenue, Suite 200
                             Anchorage, Alaska 99518
                            Telephone: 907- 770-3709
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Peter R. Chernik, Esq.
                               28 Fifteenth Avenue
                             San Francisco, CA 94118
                            Telephone: (415) 387-7500
                            Facsimile: (415) 387-7200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE

Title of each class  Amount to be   Proposed offering   Proposed maximum      Amount of
of securities to     registered     price per share     aggregate offering    registration
be registered                                           price                 fee



Common Stock         160,000 shares  $1.50 per share    $240,000              $60

     The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

     Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
     Subject to completion ____________, 2002

                          No Minimum / $240,000 Maximum

                             ORGANIC SOILS.COM, INC.
                                  COMMON STOCK

         This is Organic.Soils.Com, Inc.'s (Organic Soils) initial public offering. We are offering a maximum of 160,000 shares of its common stock. There is no minimum. The public offering price is $1.50 per share. No public market currently exists for our shares.

         See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

(boldface)
         Neither the securities and exchange commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
(end boldface)

         This is a best efforts offering, with no minimum amount, to be made by the officers and directors of Organic Soils. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. No arrangements have been made to place funds in escrow, trust or any similar account. Funds will be immediately available to Organic Soils. The offering will be held open for 120 days following the effective date of the prospectus.

                                   -----------

                              PRICE $1.50 PER SHARE
                                  ------------


                    Price to Public      Commissions       Proceeds to Company

     Per Share      $1.50                $-0-               $1.50

     Minimum           -0-               $-0-                 -0-
     Maximum        $240,000             $-0-               $240,000



               The date of this Prospectus is _____________, 2002.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

             Prospectus Summary....................................... 1
             Summary of Financial Information......................... 1
             Risk Factors............................................. 2
                   Offering Involves a High Degree of Risk.............2
                   Management's Past Experience........................2
                   Funding.............................................2
                   Independent Auditor's Concerns......................2
                   Conflicts of Interest With APC Export, Inc..........3
                   Directors and Management Control of Common Stock....3
                   Relationship With APC Export, Inc...................3
                   Penny Stock Restrictions............................3
                   Shares Sold May Decrease Price of Stock.............4
                   No Public Market for Securities.....................4
                   No Dividends Paid...................................4
             Forward-Looking Statements............................... 5
             Use of Proceeds...........................................5
             Determination of Offering Price.......................... 5
             Dilution................................................. 6
             Legal Proceedings.........................................7
             Directors, Executive Officers, Promoters and
              Control Persons..........................................7
             Security Ownership of Certain Beneficial
              Owners and Management....................................8
             Description  of  Securities...............................8
             Interest  of  Named  Experts and Counsel..................8
             Disclosure of Commission  Position on
              Indemnification for Securities Act  Liabilities..........9
             Description  of  Business.................................9
             Management's Discussion and Analysis of
              Results of Operations and Financial Condition............14
             Description of Property...................................15
             Certain Relationships and Related Transactions............15
             Market for Common Stock and Related
              Stockholder Matters......................................16
             Executive Compensation....................................17
             Executive Compensation Summary Compensation Table.........18
             Plan of Distribution......................................18
             Description of the Securities.............................19
             Shares Available for Future Sale..........................20
             Experts...................................................20
             Available Information.................................... 21
             Financial Statements......................................F-1

                               PROSPECTUS SUMMARY

About our company

         We were formed as a Nevada corporation on January 19, 2000 and operate under the name of Organic.Soils.Com, Inc. (Organic Soils). Organic Soils was organized to engage in the business of packaging, promoting and marketing of Alaskan organic humus soil. Organic Soils' principal executive offices are located at 300 East 54th Avenue, Suite 200, Anchorage, Alaska and its telephone number is 907-770-3709.

         We have commenced only limited operations and are considered a development stage company. As of March 31, 2002 we have realized $272,813 net losses and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan.

The Offering

         This is a best efforts offering to be made by the officers and directors of Organic Soils. We are offering a maximum of 160,000 shares of our common stock. There is no minimum. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. No arrangements have been made to place funds in escrow, trust or any similar account. Funds will be immediately available to Organic Soils. The offering will be held open for 120 days following the effective date of the prospectus.


                        SUMMARY OF FINANCIAL INFORMATION

          A summary of our financial condition, from inception to March 31, 2002, is set forth below.

                                 MARCH 31, 2002

         Revenues                                               1,768

         Expenses
           General and Administrative                         273,023
                                                              -------
         Operating Loss                                       271,255

         Other income and expenses
           Interest income                                         69
           Interest expense                                    (1,627)
         Net Loss                                            (272,813)
         Net Loss Available to
           common shareholders                               (272,813)

         Net Loss per share of
           common shareholders                                 (0.12)

Balance Sheet Data

         Assets                                                 5,234

         Liabilities                                           25,997

         Stockholders Equity (Deficit)                        (20,763)

                                  RISK FACTORS

         This  offering  involves a high  degree of risk.  You should  carefully
         ------------------------------------------------
consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

         Although our  management has past  experience in the soil industry,  we
         -----------------------------------------------------------------------
are a new business and investment in our company is risky.  We have an extremely
----------------------------------------------------------
limited operating history so it will be difficult for you to evaluate an investment in our stock. We have limited experience and a short history of operations with respect to marketing and selling our soil. To date, we have had revenue of approximately $1,768 and net losses of $272,813 and do not expect to be profitable for at least six months following this offering and no assurances can be given that we will ever be profitable. As a young company, we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the development stage. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

         If we do not raise money through  this offering, it is  unlikely we can
         -----------------------------------------------------------------------
continue  operations.  We have limited  assets and need the  proceeds  from this
---------------------
offering to continue our business, identify new markets and sell our products. This is a best efforts offering with no minimum. If less than 25% of the offering is sold we will have to seek other sources of financing or we will be severely limited in achieving our plan of operation. There is no assurance that additional sources of funding will be available or at a reasonable cost.

         Our  independent  auditor  has  expressed  doubts  about our ability to
         -----------------------------------------------------------------------
continue as a going  concern.  We are a development  stage company as defined in
-----------------------------
Financial Accounting Standards Board Statement No. 7. We are devoting substantially all of our present efforts in establishing a new business. Although we have started our planned operation, we have generated only $1,768 in revenue as of March 31, 2002 had net losses of $272,811. These factors raise substantial doubt about our ability to continue as a going concern.

         We may have conflicts of interest with APC Export, Inc.  Our management
         -------------------------------------------------------
consists of the same management that controls APC Export, Inc., a supplier of our humus soil. In the context of negotiating commercial arrangements with APC Export, Inc., conflicts of interest may arise in this and other contexts. We cannot give any assurances that the conflicts of interest will be resolved in our favor.

         Our directors and management will collectively  control over 82% of our
         -----------------------------------------------------------------------
outstanding  common stock.  After this offering,  assuming the maximum amount of
--------------------------
shares offered are sold, our directors and officers will collectively control approximately 82.76% of our outstanding common stock. Ray L. Smith personally will control 80.89%. If only 25% of this offering is sold, our officers and directors will own 86.7% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our common stock.


          We are solely  dependent on APC Export,  Inc. for its revenues at this
          ----------------------------------------------------------------------
time.  Organic Soils is highly  dependent on its  relationship  with APC Export,
-----
Inc. Organic Soils has entered into a certain distribution and marketing agreement with APC Export, Inc. from which Organic Soils has derived its only revenue to date. Any termination, adverse adjustment of purchase price or any other material change in terms under this agreement, APC Export, Inc.'s inability to deliver product to Organic Soils, change in APC Export, Inc.'s relationship with APC Export, Inc. could have a material adverse effect on Organic Soils' business, financial condition and results of operations as we will lose our only source of revenue to date. If our agreement with APC Export, Inc. is terminated, we may not be able to secure another distribution and marketing agreement from another company in which case we may not be able to continue as an ongoing business.


         It is likely our stock will  become  subject to the penny  stock  rules
         -----------------------------------------------------------------------
which impose  significant  restrictions on the broker-dealers and may affect the
--------------------------------------------------------------------------------
resale of our stock.  A penny stock is generally a stock that
--------------------

         - is not listed on a national securities exchange or Nasdaq,

         - is listed in "pink sheets" or on the NASD OTC Bulletin Board,

         - has a price per share of less than $5.00 and

         - is issued by a company with net tangible assets less than $5 million.

         The  penny  stock   trading   rules   impose   additional   duties  and
responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

         - determination of the purchaser's investment suitability,

         - delivery of certain information and disclosures to the purchaser, and

         - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

         Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

         - such rules may materially limit or restrict the ability to resell our common stock, and

         - the liquidity typically associated with other publicly traded equity securities may not exist.

         Shares of stock  that are  eligible  for sale by our  stockholders  may
         -----------------------------------------------------------------------
decrease the price of our stock. We have issued 2,300,000 shares of common stock
--------------------------------
at an average price of approximately $0.06 per share. These shares were issued in reliance on exemptions from registration and will be freely tradable at various times. As these shares are sold into the market, the price of the common stock will be depressed. Persons who have acquired share for $0.06 will be able to profitably sell their shares at much less than the $1.50 offering price of the shares under this offering. This tendency may drive the market price of the shares less than the $1.50 offering price.

         We  have no public  market for our  securities.  At this time no market
         -----------------------------------------------
exists for the sale or purchase of the common stock. After this registration is effective, we will apply to list our common stock on the NASD bulletin board exchange. Even when listed, the number of shares outstanding will not be enough to provide the large volume of trading that will enable the share price to be stable. This means that you may not be able to buy or sell shares at will or may be able to sell only at a price substantially lower than the offering price.

         We do not intend to pay dividends.  Our board of  directors intends  to
         ----------------------------------
follow a policy of retaining earnings, if any, for the purpose of increasing our net worth and reserves. As a result, there can be no assurance that any holder of common stock will receive any cash, stock or other dividends on his shares of common stock. Future dividends on common stock, if any, will depend on future earnings, financing requirements and other factors. Since the time of inception we have paid no dividends to shareholders. It is highly unlikely, therefore, that you will receive any dividend on the shares of stock you purchase in this offering.

                           FORWARD-LOOKING STATEMENTS

         You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

         Organic Soils will rely on the proceeds from this offering to develop its products, advertise, built a web site, and pay legal and accounting fees. This is a best-efforts offering with no minimum. The principal purposes and priorities in which proceeds are to be used, are as follows:

                                      100%              50%             25%
                                      ----              ---             ---
Offering Expenses                   $ 20,000         $ 20,000         $20,000
Packaging                           $ 70,000         $ 70,000         $40,000
Marketing and Advertising           $100,000         $ 30,000         $     0
Working Capital                     $ 50,000         $      0         $     0
                                    --------         --------         -------
Total                               $240,000         $120,000         $60,000


         Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. If 50% of the offering is sold, $20,000 will be applied for expenses, $70,000 to packaging and $30,000 to marketing. If 25% of the offering is sold, $20,000 will be applied to expenses and $40,000 to packaging. If no proceeds are received from this offering, Organic Soils will plan on meeting its obligations from future revenue. If no proceeds are received, Organic Soils will not incur any additional legal and accounting expenses.

                         DETERMINATION OF OFFERING PRICE

         Because there has been no prior public trading market for our common stock, the initial public offering price of the common stock has been arbitrarily determined by management and is not necessarily related to our asset value, net worth or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history of and prospects for the industry in which we compete and our earnings prospects. Factors such as our financial results, announcements of developments related to our business, and the introduction of products and product enhancements by ourselves or our competitors may have a significant impact on the market price of our securities.

                                    DILUTION

          As of the date of this prospectus, Organic Soils had issued 2,300,000 shares of common stock and the net tangible book value per share of the common stock (Organic Soils' net tangible assets less its liabilities divided by the number of shares of common stock then outstanding) was a defecit of $0.009 per share of common stock. After giving effect to the receipt of the estimated net proceeds from the sale of all of the shares, and assuming that the offering price of the shares is $1.50 per share, the purchasers will have paid a total of $240,000 for 160,000 shares of common stock and the net tangible book value of Organic Soils' presently outstanding shares will increase to $0.095 per share. The investors will experience a corresponding dilution of $1.40 per share from the offering price. If a smaller number of shares is sold, the dilution to the investors will be greater than that indicated above as indicated in the table below.

         "Dilution" is normally defined as the difference between the offering price per share of common stock and the net tangible book value per share of common stock immediately after the offering. The following table illustrates the per share dilution to new investors:

   Offering Price per share .............................................$1.50
      Net tangible book value per share before offering ................($0.009)
      Increase in net tangible book value per share attributable to investors purchasing in this offering .......................$0.104
   Pro forma net tangible book value per share after offering ...........$0.095
   Dilution per share ...................................................$(1.41)
                                                                         =======

         The following table summarizes the differences between Existing Shareholders, as of the date of this prospectus, and New Investors with respect to the number of common shares purchased from Organic Soils, the total consideration paid and the average price per share:

                                       Shares Purchased       Total     Consideration    Paid
                               --------------------------------------------------------------
                               Average Price
                                  Number          Percent      Amount     Percent    Per Share
Existing Shareholders           2,300,000          93.5%     $219,350       47%        $0.095
New Investors                     160,000           6.5%     $240,000       53%        $1.50
Total                           2,460,000         100%

         The numbers used for Existing Shareholders assumes that none of the Existing Shareholders purchases additional shares in this offering.

         The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Organic Soils, but will own only a small percentage of our shares. Investors will have contributed $240,000 if the maximum of this offering is raised, compared to $219,350 contributed by Existing Shareholders, but the Existing Shareholders will retain approximately 93.5% stock ownership of Organic Soils, while the New Investors will own 6.5% of the stock ownership of Organic Soils.

         In the event Organic Soils is able to sell only one-half or 50% of the shares offered hereby, the New Investors will have contributed $120,000, compared to $219,350 contributed by Existing Shareholders, but the Existing Shareholders will retain approximately 96.6% of the stock ownership of Organic Soils, while the New Investors will own 3.4% of the stock ownership. The New Invesotrs will experience a corresponding dilution of $1.45 per share from the offering price of $1.50.


                                LEGAL PROCEEDINGS

         Organic Soils is not a party to any pending legal proceedings.


         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Ray L. Smith, President, Director, CEO (Age 53). Mr. Smith has been in the civil engineering field since 1970. Primarily working in the highway construction industry, he has been project superintendent and division manager with Summit Paving and Construction in Anchorage, Alaska from June 1982 to present. He has served as Vice-President of APC Export, Inc. since 1998 to the present. It is anticipated that Mr. Smith will devote at least 25% of his time as President of Organic Soils. Mr. Smith intends to devote the balance of his time as Vice President of APC Export, Inc. Mr. Smith was elected for a one year term until December 31, 2002.

         Richard L. Strahl, COO, Director (Age 57). Mr. Strahl has worked throughout Alaska on major construction projects and has administered more than $140,000,000 of construction contracts for the Alaska Department of Transportation and the City of Anchorage. Mr. Strahl has owned R & L Trucking from May 1989 to present. In this capacity, he has performed large analysis of back haul rates, which are an important cost factor in the business of Organic Soils. He has also served as President of APC Export, Inc. since 1998 to the present. It is anticipated that Mr. Strahl will devote only as much time as needed in his capacity as director and COO of Organic Soils. Mr. Strahl intends to devote most of his time as President of APC Export, Inc. Mr. Strahl was elected for a one year term until December 31, 2002

         William S. Seidel, may be deemed a promoter within the meaning of the Securities Act. He is a former officer and director of Organic Soils. He resigned both positions, effective February 1, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information about the beneficial ownership of our outstanding common stock as of the date of this prospectus of each person or entity who is known to us to own beneficially more than five percent of our common stock, each of the named officers, each of our directors and all our officers and directors as a group.

                                     Before Offering                   After Offering
                                     ---------------                   --------------
Name of Beneficial Owner           Number of     Percentage       Number of      Percentage
                                      Shares                         Shares
Ray L. Smith                       1,990,000          86.52%       1,990,000       80.89%

Richard L. Strahl                     20,000           0.87%         20,000         0.81%

Officers and Directors             2,010,000         87.39%       2,010,000        81.71%
as a group (2 people)              ---------         ------       ---------        ------


                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,300,000 shares of common stock issued and outstanding.

         The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

         We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Organic Soils' securities counsel, Peter R. Chernik, of San Francisco, CA currently holds 10,000 shares of our common stock.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Organic Soils' charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of Organic Soils shall have any liability to Organic Soils or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Organic Soils' charter and bylaws provide that Organic Soils shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that Organic Soils shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Alaska Freightways. However, nothing in our charter or bylaws of Organic Soils protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Organic Soils pursuant to the foregoing provisions, or otherwise, Organic Soils has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

Background Information

          The corporate existence of Organic Soils is due to APC Export, Inc.'s need for a marketing research, marketing implementation and sales organization to sell APC Export, Inc.'s products, although Organic Soils may sell products from sources other than APC Export, Inc. The management of APC Export, Inc. determined that a separate marketing organization would be easier to manage fiscally.

          Initially, Organic Soils intends to coordinate the marketing of APC Export, Inc.'s product in the United States and internationally to develop a marketing strategy for APC Export, Inc. products. Organic Soils plans to then organize a sales force to sell the products in various markets. After establishing a base revenue from APC Export, Inc., Organic Soils would then work to position itself to co-market other organic products.

         APC Export, Inc., incorporated under the laws of the State of Nevada on September 3, 1998, produces, processes and distributes fertilizer products that influence all aspects of the agricultural industry. The key to APC Export, Inc.'s products is the use of "humus" which is a rich black nutrient source found in certain soils. These products contain approximately a 40% organic content, which provides a solution to depleting soil conditions since the microbiology of the organic content actually creates an inoculating effect in which the soils nutritional make-up regrows and is restored rather than depleted. APC Export, Inc. has three product categories: bulk, packaged and specialty products. The bulk products have a minimum of one container or truck trailer and sell for $80 per cubic yard FOB Seattle, Washington, i.e., the price quoted by Organic Soils includes the freight on board costs to Seattle, Washington. The packaged products are bagged and available on pallets for resale to the customer and sell for $135 to $450 per cubic yard FOB Seattle. The specialty products are for specialized applications which are sold in smaller volumes but of greater concentrations and sell for $500 to $1,500 per cubic yard. As of December 31, 2001, APC Export, Inc. had assets of $2,266,461, liabilities of $1,133,912, retained earnings of $346,186 and shareholders' equity of $1,132,549. As of December 31, 2001, APC Export, Inc. had revenues from the sale of humus in the amount of $23,791. APC Export, Inc.'s total revenues for the 12 months ending December 31, 2001 were $572,600.

General Plan of Operations

         Organic Soils has entered into the Distribution/Marketing Agreement ("Agreement") with APC Export, Inc., a soil developer in Alaska. To date, APC Export, Inc. is the only client with whom we have signed a distribution and marketing agreement. Under the terms of this agreement both parties are to use their best efforts to fulfill the following responsibilities:

         Responsibilities  of  Organic Soils  under Agreement.  According to the
         ----------------------------------------------------
terms of this agreement, Organic Soils markets the soil provided by APC Export, Inc. to households and the local greenhouse industry, as well as on the national market. As production expands, Organic Soils will also export organic humus soil (wholesale) to various international markets. Organic Soils' responsibilities include, without limitation, the development of demand for and selling APC Export, Inc.'s products, to determine which products should be developed, to determine what research will be required to validate any product, to submit its budget to APC Export, Inc. for any proposal, to organize, supervise and consolidate research approved by APC Export, Inc., to supervise the research, to analyze such research and to submit its recommendation to APC Export, Inc.

         Responsibilities  of  APC Export, Inc. under  Agreement.   APC  Export,
         -------------------------------------------------------
Inc.'s responsibility includes its best efforts to fill all accepted orders for its products and to pay Organic Soils its 5% commission on gross sales. Organic Soils is the exclusive distributor of APC Export, Inc. products in the United States and receives a five percent (5%) commission on the gross sales of APC Export, Inc.'s products. APC Export, Inc. retains the right to sell to the United States, or its agencies and to any foreign government, or its agencies. Either party to this Agreement may terminate the Agreement upon 120 days notice to the other party. To date, Organic Soils' only source of revenue has been from APC Export, Inc. under the Agreement.

         Organic Soils believes there are three distinct markets for the soil products: the retail consumer, retail stores and agricultural customers. Initially Organic Soils intends to market its soil products to large retailers and to large agricultural companies.

         Retail Consumer and Retail Store Markets.  Any retail store that offers
         ----------------------------------------
home and garden products is a potential market for Organic Soils' products as well as our clients' products and we intend to implement a marketing campaign to these stores. Organic Soils plans to deliver its brochures and its clients' detailed brochures to these targeted markets in order to introduce the soil products. Organic Soils anticipates that once these two markets become familiar with the products and their advantages, Organic Soils will be able to capture a greater market share. Organic Soils intends to advertise its products in home and garden magazines and various agricultural journals. Many retail stores rent their shelf space for qualified products. Organic Soils may rent shelf space and market its products directly to the retail consumer.

         Agricultural Markets.  Organic food  production and  organic farming is
         --------------------
growing and the demand for organic products has created a groundswell of interest from farmers to grow organic products for greater income. Organic Soils intends to penetrate the Agricultural Markets through key trade shows, trade advertising and direct marketing programs.

         Alaska is rich with both sphagnum moss and humus soil. APC develops both types as part of its business. The growth strategy that has been developed will embrace a competitive strategy that allows for market penetration. Organic Soils has received various foreign inquiries about the export of humus. Organic Soils believes it will have the opportunity to penetrate humus overseas markets. We have pursued and received inquiries form foreign companies located in the United Arab Emirates, Canada and Australia, among others. While these inquiries have not resulted in the securing of any contracts or purchase orders, we nevertheless maintain contact with these companies for future utilization. All these inquiries remain in the preliminary phase, although sample APC Export, Inc.'s products have been delivered for testing.

         No acquisitions or mergers are contemplated by Organic Soils at this time.

Employees

         Organic Soils does not presently have any full-time employees.

Marketing Strategy and Pricing

         Organic Soils intends to derive revenues from providing consulting services in the areas of packaging, organic product development and distribution from marketing fees form various soil and soil enhancement developers, as well as from the mark up on the products distributed by Organic Soils. Currently, Organic Soils has only one distribution and marketing agreement in place. The agreement is with APC Export, Inc.

         Organic Soils complete marketing solution will allow companies which are currently selling or planning to sell bulk soil products to increase their profit margins. Our services would include assistance with package design, package design with in-store trials, as well as an introduction to various packaged soil distributors. We also intend to provide consulting services in the area of market analysis, including determining potential profitability, potential volume, and ease of entry into specified markets. These services would be required for customers with distribution and marketing agreements.

         Alaska is rich with both sphagnum moss and humus soil. APC Export, Inc. develops both types as part of its business. The growth strategy that has been developed will embrace a competitive strategy that allows for market penetration. Organic Soils has received various foreign inquiries from international distributors and soil brokers about the export of humus. The growth of plants consumes humus and must be replaced with new humus to prevent soil exhaustion. Loss of fertility in soil is caused by loss of humus. Countries with large desert areas with limited supplies of water are in need of organic content to improve soil fertility. Organic Soils believes it will have the opportunity to penetrate humus overseas markets. We have pursued and received inquiries form foreign companies located in the United Arab Emirates, Canada and Australia, among others. While these inquiries have not resulted in the securing of any contracts, purchase orders, plans, proposals, arrangements, or understandings with any companies regarding the possibility of exporting humus, we nevertheless maintain contact with these companies for future utilization. All these inquiries remain in the preliminary phase, although sample APC Export, Inc.'s products have been delivered for testing.

         Organic Soils believes that it will be able to sell organic soil in bulk to several international customers. Some of the countries that have markets for such soil include Saudi Arabia, China, Japan, Thailand, Korea, and Israel. Some of the United States potential bulk customers include US Golf Industry, S. CA Flower Industry, California Wine Industry, New Mexico Agriculture, Washington Agriculture, Idaho Agriculture, Texas Agriculture, Arizona Agriculture, Nevada Agriculture, Texas Golf Industry, Arizona Golf Industry, Nevada Golf Industry, Texas Landscape Industry, Arizona Landscape Industry, Nevada Landscape Industry and Oregon Agriculture.

         No assurances can be given that Organic Soils will be economically successful in its attempts to enter any of these markets.

Industry

         The fertilizer, soil, and pesticide markets are multi-billion dollar markets both within the United States and abroad. Organic Soils intends to expand these markets because its products will be used to create agricultural areas from regions that are not currently in the agricultural market.

         According to an article by Anita Manning in USA TODAY dated May 22, 2000, although healthy crops depend on healthy soil, nearly 40% of the world's land used for agriculture is seriously degraded. Evidence shows that soil degradation has already reduced food production on about 16% of the world's cropland.

Transportation Costs

         The cost of hauling freight from Alaska to the 48 contiguous states is between five to ten times less expensive than freight traveling to Alaska. This anomaly is created by the nearly non-existent freight from Alaska, which requires the freight traveling to Alaska to bear almost the entire cost of the round trip. Any backhaul from Alaska is treated as a windfall and is typically negotiated for as little as the cost of fuel to Seattle, Washington. Due to APC Export, Inc.'s relationships with shippers since 1998, Organic Soils is able to take only partial advantage of this anomaly. For Organic Soils, the shipping of products from Alaska to the 48 contiguous states is the largest single cost incurred by Organic Soils. Because of the initial small scale of business, Organic Soils cannot significantly benefit from the potential of backhaul savings generated by the lack of freight back to the contiguous states. The windfall, if any, would mostly benefit the freight companies and would not necessarily benefit Organic Soils. Should Organic Soils increase its volume of business to the contiguous states, it could better control its presence in the backhaul market from Alaska, which, in turn, would reduce its freight costs. Until such time, however, the impact of the freight costs prohibits Organic Soils from reducing the price of its products from current levels.

         Once the market reaches a volume of 120,000 cubic yards annually, APC Export, Inc. intends to barge raw product to the continguous states. This would reduce the shipping costs by 30% to 50%. Presently all shipping costs are absorbed by APC Export, Inc., which calculates the end destination shipping costs as part of its production cost and passes this cost onto the purchaser of the product. Organic Soils, in turn, receives a five percent (5%) commission from APC Export, Inc., once it receives payment from the purchaser of the product.

Competition

         Organic Soils will face competition from many other soil and soil products distributors, some of which have longer operating histories and substantially greater resources. The management believes that by offering highly effective foliar and soil foodweb products that provide a consistent and predictable result, and by solving agriculture problems naturally, Organic Soils intends to penetrate this competitive market. However, no assurances can be given that Organic Soils will be economically successful in its attempts to enter these markets.

         Organic Soils will not only compete in a local market, but will face competition from foreign soil distributors, including Canadian distributors, which have penetrated these markets for several years. Canada has, however, been unable to provide the large bulk quantities demanded by international soil enhancement markets. This market has been available to those that can produce massive quantities. By establishing strategic alliance with APC Export, Inc., Organic Soils may become one of the first distributors of the rich Alaskan soil.

         In markets for traditional soil and soil products, Organic Soils competes against well-established distributors of such products. Many of these competitors have substantially greater financial, technical and personnel resources than Organic Soils and include such companies as T & J Enterprises, Supersoil, Western Organics, and WetSoil. Organic Soils competes on the basis of price, name recognition, convenience and customer service with distributors of traditional soil products. There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

          When used in this discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be substantially different from those projected due to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. As of March 31, 2002, Organic Soils had revenues of $1,768.

Results of Operations

          We have commenced only limited operations and are considered a development stage company. As of March 31, 2002 we have realized $272,813 net losses and have not yet established profitable operations. To date Organic Soils has not relied on any revenues for funding its activities. These factors raise substantial doubts about our ability to continue as a going concern. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan.

Liquidity and Capital Resources

         Receiving the maximum amount of the offering will enable us to implement one of two operating strategies: (1) our general plan of operations, pursue a more aggressive marketing plan, an operate with sufficient capital for twelve months; or (2) our general plan of operations and operate with sufficient capital for eighteen months. We believe that either strategy will allow us to generate enough revenues to hire up to 10 additional employees by the end of our first twelve months (after receipt of proceeds of this offering) of operations. These additional employees may serve in any of the following capacities: marketing, promotion or administration. We do not intend to use the proceeds from this offering for salaries for existing officers and directors.

         If 50% or more of the offering is sold, we believe it will enable us to implement our general plan or operations and we will be able to generate enough revenues for working capital and to hire up to 5 additional employees by the end of our first twelve months (after receipt of the proceeds of this offering) of operations. Whether we can hire additional employees and their number will depend on the amount of revenues and on the amount of proceeds raised in this offering.

         If 25% of the offering is sold, we believe it will enable us to pay our offering expenses and develop packaging. We will be limited in achieving our planned operations and may have to seek additional financing. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. We may not able to hire any additional employees.

         If less than 25% of the offering is sold, we will have to seek other sources of financing or we will be severely limited in achieving our planned operations. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. We may not able to hire any additional employees.

         We do not contemplate conducting any product research and development within the twelve-month period following the effective date of this prospectus.

Accounts Receivable

          Organic Soils received $2,500 of the $5,768 more than 90 days past due invoice from Consentino Winery on February 8, 2002. Its stated policy is to charge 12% interest per annum on 30 day past due accounts. Organic Soils has been in close communication with the customer who has agreed it to use the inventory in lieu of interest. The inventory is used as samples for other parties in the area that have any interest in registrant's products. Organic Soils' policy is to charge interest, continue to communicate with the customer and re-invoice quarterly. As long as registrant maintains reasonable contact and is assured that non-payment is a result of temporary inability to provide funds, the account will not be turned over to a collection agency. If any such customer does not respond, Organic Soils will turn out the account to a collection agency after 8 months. To date Organic Soils has continued to work satisfactorily with Consentino to collect this receivable, and anticipates to collect it full by July 30, 2002.


                             DESCRIPTION OF PROPERTY

         Presently, Organic Soils does not own any equipment or properties. Currently, Organic Soils rents its office located at 300 West 54th Avenue, Suite 200, Anchorage, AK 99518 and pays approximately $3,000 a year in rent. Organic Soils will expand its offices and potentially move into a larger space as Organic Soils' business expands.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During the year ending December 31, 2001 the Company borrowed from a company controlled by our shareholder Robert Strahl, a total of 15,600 in short term borrowings for working capital purposes. The terms of the borrowings are for one year notes carrying an interest rate of 12%. Two thousand of the borrowings were paid off during the year. We do not intend to use the proceeds from this offering to pay off this debt.

          On January 20, 2000 Organic Soils entered into an agreement with Melissa DeAnzo to provide consulting services to Organic Soils for a period of 12 months. The services included setting up corporation in the State of Nevada, maintaining bookkeeping records of all payable and receivables for the company, assisting with maintaining the shareholder list information and other information needed, assisting in mailing out the newsletters to the shareholder's, and any other secretarial services needed for the company. The contract calls for a total amount of up to $20,000 to be paid to the founder. As of the period of ending December 31, 2000 there was a total of $15,200 paid against the contract. Also, the founder was paid an additional $1,680 for certain copying and other costs incurred on behalf of Organic Soils.

         On January 4, 2000, Organic Soils entered into a Distributor/Marketing Agreement with APC Export, Inc., wherein Richard L. Strahl executed the Agreement on behalf of APC Export, Inc., as its President, and William Seidel executed the Agreement on behalf of Organic Soils, as its Vice President. Mr. Strahl is also a director and officer of Organic Soils and Mr. Seidel was also a former director and officer of APC Export, Inc. This Agreement provides that Organic Soils, as a distributor of APC Export, Inc.'s products, will receive a five percent (5%) commission on gross revenues received from a purchaser of APC Export, Inc. products. As of the date of this prospectus the revenues related to the agreement with APC Export, Inc. are $1,768.

         We entered into an  agreement with our founders, Natalie Shahvaran, Ray
L. Smith and Richard L. Strahl to provide certain consulting services in regard to the organization and formation of Organic Soils, for which they were paid $18,808. Ms. Shahvaran's services included providing research materials for the business plan, providing research materials for Organic Soils' Private Placement Memorandum, as well as preparing a draft copy of the marketing plan. Mr. Smith and Mr. Strahl were providing general secretarial and bookkeeping services, as well as completing Organic Soils' business and marketing Plans. No formal agreement was executed and no additional services are anticipated to be performed for Organic Soils in this regard as of the date of this prospectus.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         We have approximately 70 shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

         Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Organic Soils does anticipate a market maker filing for listing on the Over the Counter Bulletin Board should the offering succeed.

         Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Dividend Policy

         Organic Soils has never paid a dividend and does not anticipate paying any dividends in the foreseeable future. It is the present policy of the Board of Directors to retain Organic Soils' earnings, if any, for the development of Organic Soils' business.


                             EXECUTIVE COMPENSATION

         Organic Soils does not currently have any employment agreements with its directors, officers, employees or key personnel. Boad members do not receive any compensation or any reimbursement of expenses incurred in connection with attending board meetings. However, Organic Soils reserves the right to pay consulting fees to its board members and its officers for the time and services they provide to Organic Soils.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

         As of the December 31, 2001, the executive compensation is as follows:

                                   Annual Compensation          Long-term Compensation
                                   -------------------          ----------------------

                                                                Restricted    All
                                                   Other        Stock         Other
Name and Principal       Fiscal    Salary  Bonus   Compenation  Awards        Compensation
Position                  Year     $       $       $            $             $
  --------------------------------------------------------------------------------------
Ray L. Smith
President & Director      2001       0       0     $2,000(1)       0            0

Richard L. Strahl
COO & Director            2001       0       0         0           0            0

(1) paid to Mr. Smith in his capacity as a consultant.

         The officers will not receive a salary until such time as we generate sufficient revenue, determined by the board of directors, to justify payment of salaries. We currently do not have any employment agreements in place for officers or directors. We do not intend to compensate our directors for services other than for incidental expenses.


                              PLAN OF DISTRIBUTION

         We are offering the securities for sale through Ray Smith and Richard Strahl, our officers and directors. We intend to engage the services of a registered broker or dealer in each state that requires that a registered broker or dealer act on behalf of a company selling its own securities in that state. The offering is a "best-efforts" offering and will be held open for 120 days following the effective date of the prospectus. No underwriter has been engaged and no commitment to provide the funds has been made. A subscription agreement will be required to be submitted by all purchasers of the shares. The offering is for up to $240,000 at a price of $1.50 per share. We may receive $240,000 or $0 depending on the amount of shares offered hereby have been sold to investors.

         Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officers and directors who are employed to perform substantial duties unrelated to this offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer. Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. None of the officers or directors of Organic Soils will purchase the securities offered hereby.

         We do not currently have any sales arrangements with broker/dealers and when we enter into such an arrangement, we will file and post effective amendment to disclose such an arrangement. In addition, such broker/dealer would be required to obtain a 'no objection' position from NASD on the terms of compensation.

         Investing in our stock is very risky and you should be able to bear a complete loss of your investment.


                          DESCRIPTION OF THE SECURITIES

Common Stock

         We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 2,300,000 shares of common stock issued and outstanding.

         The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

         We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

         First American Stock Transfer, 17717 E. Bell Road, Suite 2, Phoenix, Arizona 85022, (602) 485-1346, is our transfer agent.


                        SHARES AVAILABLE FOR FUTURE SALE

         As of the date of this prospectus, there are 2,300,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 160,000 shares will be freely tradable if the maximum number of shares is sold. The remaining 2,300,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.


                                     EXPERTS

          The financial statements of Organic Soils appearing in this Prospectus and Registration Statement were audited as of December 31, 2000 and December 31, 2001 by Hawkins Accounting as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. Hawkins Accounting also reviewed the financial statement for the period ended March 31, 2002.

                              AVAILABLE INFORMATION

         Organic Soils has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 for the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. The Registration Statement, including the attached exhibits and schedules, as well as all future reports and other information filed by Organic Soils with the Securities and Exchange Commission ("SEC"), may be inspected without charge at the Public Reference Room of the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the SEC's Web site.

         Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

Hawkins Accounting
17415 Monterey St. Ste 200
Morgan Hill, CA  95037


To the Board of Directors and Shareholders
Organic Soils.com, Inc.
Monterey, California

Independent Accountant's Report


I have reviewed the accompanying consolidated balance sheets of Organic Soils.com, Inc. as of March 31, 2002 and 2001 and the related statement of operations stockholders' equity and the statement of cash flows for the three months then ended. All information included in these financial statements is the representation of the management of Organic Soils.com, Inc.

I conducted my review in accordance with standards established by the American Institute of Public Accountants. A review of interim financial information consists principally of applying analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such as opinion.

The accumulated deficit during development stage is $272,813.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles of the Unites States of America.
















June 27, 2002

                             ORGANIC SOILS.COM, INC
                          (A Development Stage Company)
                                  BALANCE SHEET
                             March 31, 2002 AND 2001


ASSETS
------

      Current assets
           Cash in bank                                          $      1,876        $   10,222
           Accounts Receivable                                          3,358
                                                                 -------------       -----------
                   Total current assets

                   Total assets                                  $      5,234        $   10,222
                                                                 =============       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

LIABILITIES

          Accounts payable                                       $      7,080        $    9,433
          Accrued interest                                              1,317
          Notes payable                                                17,600             1,000
                                                                 -------------       -----------


           Total liabilities                                           25,997            10,433

SHAREHOLDERS' EQUITY
--------------------

          Common stock, 50,000,000 shares authorized
                at $.001 par 2,300,000 issued and outstanding           2,300             2,300
          Paid in capital                                             249,750           249,750
          Deficit accumulated during development stage               (272,813)         (252,261)
                                                                 -------------       -----------
          Total shareholders' equity                                  (20,763)             (211)
                                                                 -------------       -----------

Total liabilities and shareholders' equity                       $      5,234        $   10,222
                                                                 =============       ===========





















     The accompanying notes are an integral part of the financial statements

                                ORGANIC SOILS.COM
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
               For the three Months Ended March 31, 2002 and 2001
                                                                                          Deficit
                                                                                        Accumulated
                                                                                          During
                                                                                        Development
                                                           2002            2001            Stage
                                                       ------------    ------------    -------------

Revenue                                                          0               0     $      1,768


Expenses
      Bank charges                                              14               9              344
      Consulting fees                                        3,766          17,113          120,358
      Travel and entertainment                                               1,778            8,511
      Office Expenses                                           20           2,177            5,945
      Start up costs                                                             0            1,655
      Promotion                                                                  0              864
      License and permits                                      286               0              400
      Miscellaneous                                                            211              211
      Rent                                                                   1,200            5,116
      Options granted for services                                               0           99,000
      Stock issued for legal services                                            0           10,000
      Money raising costs                                                        0           17,950
      Telephone                                                                788            2,669
                                                       ------------    ------------    -------------
             Total expenses                                  4,086          23,276          273,023
                                                       ------------    ------------    -------------
             Loss from operations                           (4,086)        (23,276)        (271,255)

Other income and (expense)
      Interest income                                           12               0               69
      Interest expense                                        (528)              0           (1,627)
                                                       ------------    ------------    -------------
                 Total other income and (expense)             (516)              0           (1,558)
                                                       ------------    ------------    -------------
             Net loss                                  $    (4,602)    $   (23,276)    $   (272,813)
                                                       ============    ============    =============
Loss per share
      of common stock                                  $    (0.001)    $     (0.01)    $      (0.12)
                                                       ============    ============    =============
Weighted average of
 shares outstanding                                      2,300,000       2,300,000        2,300,000
                                                       ============    ============    =============












     The accompanying notes are an integral part of the financial statements

                             ORGANIC SOILS.COM, INC
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS' EQUITY
               For the three Months Ended March 31, 2002 and 2001


                                                                              Deficit
                                                                            Accumulated
                                                                               During
                                                            Paid in         Development
                         Shares           Amount            Capital            Stage            Total
                     --------------   --------------    ---------------    -------------    -------------
December 31, 2000        2,267,300    $       2,267     $      217,083     $   (228,985)    $     (9,635)
January, 2001               32,700               33             32,667                            32,700
Net (loss)                                                                      (23,276)         (23,276)

                     --------------   --------------    ---------------    -------------    -------------
                         2,300,000    $       2,300     $      249,750     $   (252,261)    $       -211
                     ==============   ==============    ===============    =============    =============

December 31, 2001        2,300,000    $       2,300     $      249,750     $   (268,211)    $    (16,161)
Net (loss)                                                                       (4,602)          (4,602)
                     --------------   --------------    ---------------    -------------    -------------
                         2,300,000    $       2,300     $      249,750     $   (272,813)    $    (20,763)
                     ==============   ==============    ===============    ==============   =============

































     The accompanying notes are an integral part of the financial statements

                             ORGANIC SOILS.COM, INC
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
               For the Three Months Ended March 31, 2002 and 2001

                                                                                       Deficit
                                                                                     Accumulated
                                                                                       During
                                                                                     Development
                                                        2002            2001            Stage
                                                    ------------    ------------    -------------

CASH FLOWS FROM
      OPERATING ACTIVITIES
Net loss                                            $    (4,602)    $   (23,276)         (272,813)
Adjustment to reconcile net
      income to net cash
      provided by operating activities
      Decrease if accounts receivable
      Options for legal expenses                                              0            10,000
      Options for granted services                                            0            99,000
      (Increase)Decrease in accounts receivable           5,130                            (3,358)
      Increase (Decrease) in current liabilities         (3,456)           (828)            8,397
                                                    ------------    ------------    -------------
NET CASH PROVIDED
      BY OPERATING ACTIVITIES                            (2,928)        (24,104)         (158,774)


FINANCING ACTIVITIES
      Short term borrowings                               4,000           1,000            17,600
      Payment of loans
      Sale of common stock                                               32,700           143,050
                                                    ------------    ------------    -------------

NET CASH REALIZED
      FROM FINANCING ACTIVITIES                           4,000          33,700           160,650
                                                    ------------    ------------    -------------

INCREASE IN CASH
      AND CASH EQUIVALENTS
                                                          1,072           9,596             1,876
Cash and Equivalents
      at the beginning of period                            804             626                 0
                                                    ------------    ------------    -------------
Cash and Equivalents
      at the end of period                          $     1,876     $    10,222     $       1,876
                                                    ============    ============    =============
Supplemental disclosures to the
      statement of cash flows:
      Interest paid during the year                 $         0     $         0     $         300
                                                    ============    ============    =============




     The accompanying notes are an integral part of the financial statements

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 2002 and 2001

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of the business - Organic Soils.Com, Inc. was formed to perform
          ------------------------------------------
          marketing and distribution services. The Company was incorporated under the laws of the State of Nevada on January 19, 2000.

          Development  Stage Company - Although the Company had sales during the
          --------------------------
          year, it is a development stage company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in funding the company and attracting investors for major expansion. The only material sale was to one customer as more of a promotion sale.

          Pervasiveness  of estimates - The preparation of financial  statements
          ---------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and  cash  equivalents  - For  financial  statement  presentation
          ---------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Equipment - Equipment is recorded at cost. Maintenance and repairs are
          ---------
          expensed as incurred; major renewals and betterments are capitalized.

          Income  taxes - Income  taxes  are  provided  for the tax  effects  of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 2002 and 2001


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Con't)

          Stock  Options  - Stock  that is  issued  for  services  rendered  are
          --------------
          recorded at the fair value of the stock in the year that the stock is given and recorded as an expense in the same year.

          Intangible  Assets - Are recorded at cost and  amortized  over 5 years
          ------------------
          beginning in fiscal year 2001.

          Revenue  Recognition - The Company  receives a 5%  commission  from an
          --------------------
          affiliated company for the sale of the affiliated company's soil. Revenue is recognized at the net commission rate.

          Material adjustments - Management is not aware of any adjustments that
          --------------------
          need to be made in order for these financial statements to be in conformity with generally accepted accounting principles.

          Earnings per share - Basic  earnings per share amounts are computed by
          ------------------
          dividing the net income by the weighted average number of common shares outstanding.


NOTE 2   COMMON STOCK

          Common stock - During the period  ended April 30, 2001  pursuant to an
          ------------
          exemption under Rule 504 of Regulation D of the Securities Act of 1933, as amended (the Act), the Company sold solely to accredited and/or sophisticated investors, its common stock. Each share has a par value of $.001 and offered to the potential investors for $1.00 per share. There were ten different transactions to different investors raising a total of $32,700 during the year period ended March 31, 2001. The Company intends to sell 108,300 more shares under this offering.

          Founder's stock - At it's organizational meeting, the Company voted to
          ---------------
          offer to the founders of the Company the opportunity to buy stock at the par value. As of March 31, 2001 2,050,000 shares were issued for the total amount of $2,050. One founder has yet to exercise the founder's shares as of March 31, 2002.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 2002 and 2001


NOTE 3    RELATED PARTY TRANSACTIONS

          On January 20, 2000 the Company entered into an agreement with one of the founders to provide services in locating investors for the Company. The contract calls for a total amount of $20,000 to be paid to the founder. As of the period ending March 31 2002 and, 2001there were no monies paid for this service but there was a total of $15,200 paid against the contract during the development stage. Also, the founder was paid an additional amount of $520 for the three months ended March 31, 2001 and a total of $2,200 for certain coping and other costs incurred on behalf of the Company from date of inception.

          Various founders of the Company have performed consulting services for which the Company has paid them consulting fees as voted on during the organization meeting. For the period ending March 30, 2001 this amount paid to the founders amounted to $7,725 and a total of $26,535 for the development stage. Services include clerical support, rent; office supplies legal services, etc. No monies were paid for the period ending March 31, 2002.

          Two of the founders of the Company are the majority shareholders of the company's current major customer.


NOTE 4    INCOME TAXES

          The benefit for income taxes from operations consisted of the following components. Current tax benefit of $45,000 resulting from a net loss before income taxes, and deferred tax expense $45,000 resulting from the valuation allowance recorded against the deferred tax asset resulting from the net operating loss. The change in the valuation allowance for the period ending March 31, 2002 was $45,000 carryforward will expire 2021.

          The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At the time the allowance will either be increased or reduced; Reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required. It is management's position that the deferred tax asset be recorded when there is positive evidence it will be realized.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 2002 and 2001

NOTE 5    STOCK OPTIONS

          On January 20, 2000 the Board of Directors voted to issue stock options to one individual. The options are to be exercised at a price of $.01 per share. There were a total of 100,000 options to be exercised. All options were exercised on April 4, 2000. The options were granted for services rendered. The financial statements request a compensation expense of $99,000 for the difference between the exercise price and the fair value of the options.


NOTE 6    GOING CONCERN

          As of March 31, 2002 the Company had a net loss since inception, which raises substantial doubt about its ability to continue as a going concern. Management entered into an agreement with a company that is controlled by some of the founders of the Company to provide marketing and distribution services for the company's product, which is humus soil.

          The Company's ability to continue as a going concern is dependent upon successful public offering and ultimately achieving profitable operations. There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To the Board of Directors and Shareholders
Organic Soils.Com, Inc.
Monterey, California

                          Independent Auditor's Report

I have audited the balance sheet of Organic Soils.Com, Inc. (a development stage company) as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the years ending December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Organic Soils.Com, Inc as of December 31, 2001 and 2000, the results of operations the cash flows and the cumulative results of operations and cumulative cash flows for the years ended December 31, 2001 and 2000 in conformity with generally accepted accounting principles.

The deficit accumulated during the development stage of the Company is $268,211.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred net losses since inception, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.




"Hawkins Accounting"


January 25, 2001

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                           DECEMBER 31, 2001 AND 2000

ASSETS
------

Current assets
        Cash in bank                                  $       804          626
        Accounts receivable                                 8,488            0
                                                      -------------------------

               Total assets                           $     9,292          626
                                                      =========================


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

LIABILITIES
-----------

       Accounts payable                               $    11,064       10,261
       Accrued interest                                       789            0
       Notes payable                                       13,600            0
                                                      -------------------------
       Total liabilities                                   25,453       10,261

SHAREHOLDERS' EQUITY
--------------------

Common stock, 50,000,000 shares authorized
     at $.001 par 2,300,000 issued and outstanding.         2,300        2,267
Paid in capital                                           249,750      217,083
Deficit accumulated during development stage             (268,211)    (228,985)
                                                      -------------------------
Total shareholders' equity                                (16,161)      (9,635)
                                                      -------------------------

       Total liabilities and shareholders' equity     $     9,292          626
                                                      =========================








    The accompanying notes are an integral part of these financial statements

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                             Deficit
                                                                            Accumulated
                                                                              During
                                                                            Development
                                                 2001           2000          Stage
                                             -----------    -----------    -----------


Revenue                                      $       621    $     1,147    $     1,768


Expenses
     Bank charges                                    218            112            330
     Consulting fees                              27,415         89,177        116,592
     Travel and entertainment                      4,414          4,097          8,511
     Office expenses                               2,539          3,386          5,925
     Start up costs                                    0          1,655          1,655
     Promotion                                       487            377            864
     License and permits                               0            114            114
     Miscellaneous                                   122             89            211
     Rent                                          2,077          3,039          5,116
     Options granted for services                      0         99,000         99,000
     Stock issued for legal services                   0         10,000         10,000
     Money raising costs                               0         17,950         17,950
     Telephone                                     1,787            882          2,669
                                             -----------    -----------    -----------
          Total expenses                          39,059        229,877        268,936
                                             -----------    -----------    -----------
          Loss from operations                   (38,438)      (228,730)      (267,168)

Other income and (expense)
     Interest income                                  11             45             56
     Interest expense                               (799)          (300)        (1,099)
                                             -----------    -----------    -----------
          Total other income and (expense)          (788)          (255)        (1,043)
                                             -----------    -----------    -----------

          Net loss                           $   (39,226)    $ (228,985)   $  (268,211)
                                             ===========    ===========    ===========

Loss per share
     of common stock                         $     (0.02)    $    (0.51)   $     (0.11)
                                             ===========    ===========    ===========
Weighted average of shares
     outstanding                               2,300,000        449,900      2,347,275
                                             ===========    ===========    ===========

    The accompanying notes are an integral part of these financial statements

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                              Deficit
                                                                            Accumulated
                                                                              During
                                                          Paid in           Development
                      Shares             Amount           Capital              Stage                Total
                  ---------------     ------------     -------------     ------------------     -------------

February                 104,700      $       105      $     24,675      $                      $     24,780
March                      9,500               10             9,490                                    9,500
April                    103,000              103           102,897                                  103,000
May                        3,500                3             3,497                                    3,500
June                       5,100                5             5,095                                    5,100
July                       5,500                5             5,495                                    5,500
August                     5,000                5             4,995                                    5,000
September                 30,000               30            29,970                                   30,000
October                        0                                                                           0
November                  12,500               12            12,488                                   12,500
December               1,988,500            1,989            18,481                                   20,470
Net loss                                                                         (228,985)          (228,985)
                  ---------------     ------------     -------------     ------------------     -------------
December, 2000         2,267,300            2,267           217,083              (228,985)           (9,635)

January, 2001             32,700               33            32,667                                   32,700
Net loss                                                                          (39,226)           (39,226)
                                                                         ------------------     -------------
                       2,300,000      $     2,300      $    249,750      $       (268,211)      $    (16,161)
                  ===============     ============     =============     ==================     =============


















    The accompanying notes are an integral part of these financial statements

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                     Deficit
                                                                                   Accumulated
                                                                                      During
                                                                                   Development
                                                   2001              2000             Stage
                                             ----------------  ----------------  ----------------

CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss                                     $      (39,226)   $     (228,985)   $     (268,211)
Adjustments to reconcile net
income to net cash
provided by operating activities
Options for legal expenses                                0            10,000            10,000
Options granted for services                              0            99,000            99,000
Increase in accounts receivable                     (8,488)                 0            (8,488)
Increase in accrued interest                            789                 0               789
Increase in current liabilities                         803            10,261            11,064
                                             ----------------  ----------------  ----------------
NET CASH PROVIDED BY
OPERATING ACTIVITIES                                (46,122)         (109,724)         (155,846)

INVESTING ACTIVITIES

FINANCING ACTIVITIES
Sale of common stock                                 32,700           110,350           143,050
Short term borrowings                                15,600                 0            15,600
Payments on short term borrowings                    (2,000)                0            (2,000)
                                             ----------------  ----------------  ----------------

NET CASH REALIZED FROM
FINANCING ACTIVITIES                                 46,300           110,350           156,650
                                             ----------------  ----------------  ----------------

INCREASE ON CASH AND CASH
EQUIVALENTS                                             178               626               804
Cash at the beginning of the period                     626                 0                 0
                                             ----------------  ----------------  ----------------
CASH AT THE END OF THE PERIOD                $          804    $          626    $          804
                                             ================  ================  ================
Supplemental disclosures to the
statement of cash flows:
Interest paid during the year                $           10    $          300               300
                                             ================  ================  ================


    The accompanying notes are an integral part of these financial statements

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2001 AND 2000

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of the business - Organic Soils.Com, Inc. was formed to perform
          -----------------------------------------
          marketing and distribution services. The Company was incorporated under the laws of the State of Nevada on January 19, 2000.

          Development  Stage Company - Although the Company had sales during the
          --------------------------
          year, it is a development stage company, as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in funding the company and attracting investors for major expansion. The only material sale was to one customer as more of a promotion sale.

          Pervasiveness  of estimates - The preparation of financial  statements
          ---------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and  cash  equivalents  - For  financial  statement  presentation
          ---------------------------
          purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

          Equipment - Equipment  is  recorded  at cost.  Maintenance and repairs
          ---------
          are  expensed  as  incurred;   major  renewals  and   betterments  are
          capitalized.

          Income  taxes - Income  taxes  are  provided  for the tax  effects  of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

          Stock Options -Stock that is issued for services rendered are recorded
          -------------
          at the fair value of the stock in the year that the stock is given and recorded as an expense in the same year.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2001 AND 2000

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Con't)

          Intangible Assets - Are recorded  at cost and  amortized  over 5 years
          ------------------
          beginning in fiscal year 2001.

          Revenue Recognition - Revenue is recognized with the marketing and the
          -------------------
          distribution of soil of the Company's customers. Currently the commission rate is 5% of the gross sales of the Company's customers.

NOTE 2    COMMON STOCK

          Common stock - During the period ended December 31, 2000,  pursuant to
          ------------
          an exemption under Rule 504 of Regulation D of the Securities Act of 1933, as amended (the Act), the Company sold solely to accredited and/or sophisticated investors, its common stock. Each share has a par value of $.001 and offered to the potential investors for $1.00 per share. During the year ended December 31, 2001, the company sold to 12 different investors 32,700 shares of stock raising $32,700. There were fifty-nine different transactions to different investors raising a total of $107,300 during the year period ended December 31, 2000.

          Founder's stock - At it's organizational meeting, the Company voted to
          ---------------
          offer to the founders of the Company the opportunity to buy stock at the par value. As of December 31, 2000 2,050,000 shares were issued for the total amount of $2,050. One founder has yet to exercise the founder's shares as of December 31, 2000.

NOTE 3    RELATED PARTY TRANSACTIONS

          During the year ending December 31, 2001 the Company borrowed from related parties, a total of 15,600 in short term borrowings for working capital purposes. The terms of the borrowings are for one year notes carrying an interest rate of 12%. Two thousand of the borrowings were paid off during the year.

          On January 20, 2000 the Company entered into an agreement with one of the founders to provide services in locating investors for the Company. The contract calls for a total amount of $20,000 to be paid to the founder. As of the period ending December 31, 2000 there was a total of $15,200 was paid against the contract. Also, the founder was paid an additional amount of $1,680 for certain coping and other costs incurred on behalf of the Company. No monies were paid during the year December 31, 2001.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2001 AND 2000


NOTE 3    RELATED PARTY TRANSACTIONS (Con't)

          Various founders of the Company have performed consulting services for which the Company has paid them consulting fees as voted on during the organization meeting. During the period ending December 31, 2001 the amount was $15,425. For the period ending December 31, 2000 this amount paid to the founders amounted to $18,808. Services include clerical support, rent, office supplies legal services, etc.

          Two of the founders of the Company are the majority shareholders of the company's current major customer. The Company purchases the soil from the Company controlled by these founders.

NOTE 4    INCOME TAXES

          The benefit for income taxes from operations consisted of the following components. Current tax benefit of $94,500 resulting from a net loss before income taxes, and deferred tax expense $94,500 resulting from the valuation allowance recorded against the deferred tax asset resulting from the net operating loss. The change in the valuation allowance for the period ending December 31, 2000 was $94,500 carryforward will expire 2020. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At the time the allowance will either be increased or reduced; Reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required. It is management's position that the deferred tax asset be recorded when there is positive evidence it will be realized.

NOTE 5    STOCK OPTIONS

          On January 20, 2000 the Board of Directors voted to issue stock options to one individual. The options are to be exercised at a price of $.01 per share. There were a total of 100,000 options to be exercised. All options were exercised on April 4, 2000. The options were granted for services rendered. The financial statements request a compensation expense of $99,000 for the difference between the exercise price and the fair value of the options.

                             ORGANIC SOILS.COM, INC.
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2001 AND 2000


NOTE 6    GOING CONCERN

          As of December 31, 2001, the Company had a net loss since inception, which raises substantial doubt about its ability to continue as a going concern.

          Management entered into an agreement with a company that is controlled by some of the founders of the Company to provide marketing and distribution services for the company's product which is humus soil.

          The Company's ability to continue as a going concern is dependent upon successful public offering and ultimately achieving profitable operations. There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

====================================                  =========================
Until _____________, 2001, all dealers that
effect transactions in these securities, whether
or not participating in this offering, may be
required to deliver a prospectus.  This is in                   No Minimum
addition to the  dealers' obligation to deliver
a prospectus when acting as underwriters and               $240,000 Maximum
with respect to their unsold allotments or subscriptions.

      --------------------------------
                                                         Organic Soils.Com, Inc.




                                                           No Minimum Shares
                                                         160,000 Shares Maximum
                                                             Common Stock
                                                           $.001 Par Value



                                                          ---------------------
                                                               PROSPECTUS
                                                          ---------------------





No dealer, salesperson or other person has been
authorized to give any information or to make
any representations other than those contained
in this Prospectus and, if given or made, such
information or representations must not be
relied upon as having been authorized by Organic            _________ 2001
Soils. This Prospectus does not constitute
an offer to sell or a solicitation of an offer
to buy any of the securities offered hereby to
whom it is unlawful to make such offer in any
jurisdiction. Neither the delivery of this
Prospectus nor any sale made hereunder shall,
under any circumstances, create any implication
that information contained herein is correct as
of any time subsequent to the date hereof or that
there has been no change in the affairs of Organic
Soils since such date.
====================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with DML. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Organic Soils pursuant to the foregoing provisions, or otherwise, Organic Soils has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee       $             100.00
Printing Fees and Expenses                                        500.00
Legal Fees and Expenses                                        11,000.00
Accounting Fees and Expenses                                    5,000.00
Blue Sky Fees and Expenses                                       2000.00
Trustee's and Registrar's Fees                                   1000.00
Miscellaneous                                                     400.00
                                                             -----------
TOTAL                                               $          20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          Upon incorporation, a total of 2,160,000 shares of common stock were issued to seven founders for $2,150. Ray L. Smith was issued 1,990,000 shares at $0.001, Richard L. Strahl was issued 20,000 shares at $0.001, William Seidel was issued 20,000 shares at $0.001, Robert Strahl was issued 100,000 shares at $0.001, Natalie Shahvaran was issued 10,000 shares at $0.001, Melissa DeAnzo was issued 10,000 shares at $0.001, and Peter R. Chernik was issued 10,000 shares at $0.001 per share for services. The securities were sold in a private transaction, without registration in reliance on the exemption provided by
Section 4(2) of the Securities Act. The investor had pre-existing relationships with Organic Soils and had access to all material information pertaining to Organic Soils and its financial condition. No broker was involved and no commissions were paid in the transaction. The securities were sold to sophisticated purchasers and bear a restrictive legend permitting the transfer thereof only upon registration of the securities or an exemption under the Securities Act.

               On April 4, 2000, pursuant to the terms of an option, Robert A. Strahl acquired 100,000 shares of Organic Soils' common stock for $0.001 per share. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investor had pre-existing relationships with Organic Soils and had access to all material information pertaining to Organic Soils and its financial condition. No broker was involved and no commissions were paid in the transaction. The securities were sold to a sophisticated purchaser and bear a restrictive legend permitting the transfer thereof only upon registration of the securities or an exemption under the Securities Act.

          Under the terms of a private placement effectuated by Organic Soils in reliance on Regulation D, Rule 504, 140,000 shares of common stock of Organic Soils were sold at $1.00 per share to approximately 65 investors, and resulted in receipt by Organic Soils of $140,000. The private placement begun on February 8, 2000 and was completed on January 25, 2001. These shares were sold to a total of sixty accredited and five unaccredited investors. The proceeds from this offering were used for working capital, legal, accounting and consulting fees.


ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.   Title of Document                                       Location

3(i)           Articles of Incorporation                               Attached
3(ii)          By-laws                                                 Attached
5              Legal Opinion included in Exhibit 23.1                  Attached
10             Material Contract - Distribution/Marketing Agreement    Attached
23.1           Consent of Peter R. Chernik                             Attached
23.2           Consent of Hawkins Accounting                           Attached
99             Subscription Agreement                                  Attached

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of DML in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, Organic Soils.Com, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf on ___________, 2001.

                                                  Organic Soils.Com, Inc.


                                                  By:  /s/ Ray L. Smith
                                                 --------------------------
                                                  President


                                                  By: /s/ Richard L. Strahl
                                                 --------------------------
                                                  Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the dates indicated.

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Ray L. Smith and Richard L. Strahl (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Dated: October 25, 2001                          /s/ Ray L. Smith
                                                 --------------------------
                                                 Ray L. Smith
                                                 Director and President

Dated: October 25, 2001                          /s/ Richard L. Strahl
                                                 --------------------------
                                                 Richard L. Strahl
                                                 Director, Secretary & Treasurer

Dated: October 25, 2001                          /s/ William S. Seidel
                                                 --------------------------
                                                 William S. Seidel
                                                 Director